Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS THIRD QUARTER 2019 RESULTS

COLUMBUS, Ohio - November 18, 2019 - Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”) today announced results for the third quarter ended September 30, 2019.

Net sales increased $10.0 million or 15.4% and $31.8 million or 16.2% for the third quarter and first nine months of 2019 compared to the same periods last year. Product sales, excluding tooling sales, increased 8.4% and 14.5% for the third quarter and first nine months of 2019 compared to the same periods in 2018. Sales growth for both the quarter and year to date has been driven primarily by increased demand from North American heavy-duty truck customers and the Company’s marine customers.

The Company had a net loss of $6.1 million in the third quarter of 2019 and $9.8 million in the first nine months of 2019 compared to a net loss of $1.8 million and $0.8 million for the third quarter and first nine months of 2018. The third quarter and the nine months ended September 30, 2019 net loss includes a non-cash impairment charge of $3.0 million, net of tax, to write-down goodwill and a non-cash charge of $1.9 million to write-down deferred tax assets. Excluding the non-cash charges, the Company would have recorded a net loss of $1.2 million and $4.9 million for the third quarter and year to date 2019, respectively.

As a result of the third quarter 2019 net loss, the Company was unable to meet its loan covenants. The Company is actively negotiating with its bank group terms of a forbearance agreement which would restrict the bank group from taking action on the Company’s loan covenant default while the Company is restructuring or refinancing its existing credit agreement. The Company has engaged Huron Consulting Services as a financial advisor to evaluate the Company’s turnaround financial projections, to review with management various strategic alternatives that could result in a financing arrangement supported by projected future performance, and to serve as the Company’s financial advisor in a potential modification of the existing credit agreement. The Company anticipates that it will execute a forbearance agreement and an amendment to the credit agreement with its existing lenders or obtain other financing within a time period acceptable to its existing lenders.

“The Company continues to execute on its turnaround plan and has significantly improved its customer performance metrics and reduced customer chargebacks. We are making operational and business improvements across the organization but those are taking longer than expected to impact the bottom line, and the delayed benefit has resulted in us failing our loan covenants,” said David Duvall, President and Chief Executive Officer. “Improving our customer performance was our highest priority at the beginning of this year. Now that we have improved customer service, we are working relentlessly to drive actions that create the highest financial return,” Duvall continued. “Our speed of execution needs to and will improve.”

Exhibit 99.1

Third Quarter 2019 Compared to Third Quarter 2018:
•Net sales were $74.7 million compared to $64.7 million.
•Product sales were $67.5 million compared to $62.3 million.
•Gross margin was 8.7% compared to 7.5%.
•Selling, general and administrative expenses were $7.0 million compared to $6.3 million.
•Goodwill impairment charge was $4.1 million for the three months ended September 30, 2019
•Operating loss was $4.7 million compared to $1.5 million.
•Net loss was $6.1 million, or $0.78 per share, compared to net loss of $1.8 million, or $0.23 per share.

First Nine Months 2019 Compared to First Nine Months 2018:
•Net sales were $228.2 million compared to $196.3 million.
•Product sales were $214.4 million compared to $187.2 million.
•Gross margin was 7.9% compared to 10.5%.
•Selling, general and administrative expenses were $21.4 million compared to $19.6 million.
•Goodwill impairment charge was $4.1 million for the nine months ended September 30, 2019
•Operating loss was $7.4 million compared to operating income of $1.1 million.
•Net loss was $9.8 million, or $1.25 per share, compared to net loss of $0.8 million, or $0.11 per share.

Third quarter 2019 gross margin improved over the same period last year as a result of favorable material costs and lower customer chargebacks. “Two of the initial goals of the turnaround plan were to reduce chargebacks and improve the Company’s strategic sourcing to lower material costs. The Company has been successful with both of these initiatives,” said John Zimmer, Chief Financial Officer. “Although the Company has experienced improvements in certain key focus areas, the Company’s manufacturing efficiency has not yet met management’s turnaround goals, which has caused gross margin improvement to be slower than originally anticipated,” Zimmer concluded.

Selling, general and administrative expenses increased in the third quarter and year to date 2019 compared to the same periods of 2018 due primarily to higher spending on labor to support the Company’s turnaround efforts and as a result of higher sales.

Due to the Company's financial performance and continued depressed stock price, the Company performed a quantitative analysis of goodwill impairment as of September 30, 2019. As a result of changes in the Horizon Plastics reporting unit business resulting from modifications in certain commercial agreements, the Company realized a reduction in Horizon Plastics’ profitability. As a result of the quantitative analysis, the Company concluded that the carrying value of Horizon Plastics was greater than the fair value, which resulted in a non-cash goodwill impairment charge of $4,100,000 ($3.0 million, net of tax). The impairment charge recorded does not affect the Company’s liquidity or compliance with its debt covenants.

Financial Position at September 30, 2019:
•Total assets of $195.0 million.
•Total debt of $59.0 million.
•Stockholders’ equity of $89.9 million.

Outlook
Based on industry analysts’ projections and customer forecasts, the Company expects sales levels for the fourth quarter of 2019 to soften due to decreased demand from truck customers. ACT Research is forecasting fourth quarter of 2019 heavy-duty truck production to decrease approximately 19% compared to the third quarter of 2019.

Exhibit 99.1

“The Company is beginning to see the effects of the slowdown in demand from our heavy-duty truck customers. The Company was anticipating the slowdown and we have already implemented several actions to lower cost including reducing headcount,” said Eric Palomaki, Executive Vice President of Operations. “Although we realize from past cyclical downturns the need to move quickly in adjusting costs, we also remain focused on long-term improvements that will result in the Company achieving operational excellence. I am proud that our team has successfully completed external audited certifications for ISO and IATF, demonstrating our commitment to our customers that we are building a long-term world class organization,” continued Palomaki.

Duvall concluded, “I believe we are making the right changes necessary to improve the Company’s long-term financial performance. The operational improvements we have already made were instrumental in the Company securing a sizable new program win with a new automotive customer, which is anticipated to launch in the first quarter of 2021. I appreciate the hard work and dedication of our entire team during the turnaround process and believe we continue to be on the right track to turn around the overall performance of the organization.”

About Core Molding Technologies, Inc.

Core Molding Technologies is a manufacturer of sheet molding compound ("SMC") and molder of thermoset and thermoplastic products. The Company operates in one operating segment as a molder of thermoplastic and thermoset (plastic) structural products. The Company's operating segment consists of two component reporting units, Core Traditional and Horizon Plastics. The Company produces and sells molded products for varied markets, including medium and heavy-duty trucks, automobiles, marine, construction and other commercial markets. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of SMC, bulk molding compounds ("BMC"), resin transfer molding ("RTM"), liquid molding of dicyclopentadiene ("DCPD"), spray-up and hand-lay-up, glass mat thermoplastics ("GMT"), direct long-fiber thermoplastics ("D-LFT") and structural foam and structural web injection molding ("SIM"). Core Molding Technologies has its headquarters in Columbus, Ohio, and operates production facilities in Columbus and Batavia, Ohio; Gaffney, South Carolina; Winona, Minnesota; Matamoros and Escobedo, Mexico; and Cobourg, Ontario, Canada. For further information, visit the company's website at www.coremt.com.

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control.  Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “encouraged,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial

Exhibit 99.1

product industries (including changes in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social, regulatory (including foreign trade policy) and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico and Canada; dependence upon certain major customers as the primary source of Core Molding Technologies’ sales revenues; the efforts of Core Molding Technologies to expand its customer base and increase profitability; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies’ suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; labor availability; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company's ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions, including the acquisition of Horizon Plastics; the risk that the integration of Horizon Plastics may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the acquisition of Horizon Plastics may not be fully realized within the expected timeframe; revenues following the acquisition of Horizon Plastics may be lower than expected; customer and employee relationships and business operations may be disrupted by the acquisition of Horizon Plastics; federal, state and local environmental laws and regulations; the availability of capital; the risks associated with our current levels of indebtedness, including borrowings under our Amended A/R Credit Agreement and the ability to restructure or refinance our existing debt or otherwise adhere to financial covenants related to our borrowing arrangements; the impact of the inclusion in any report of our auditor regarding substantial doubt as to our ability to continue as a going concern; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees and other customer charges; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; and other risks identified from time to time in Core Molding Technologies’ other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the Annual Report on Form 10-K for the year ended December 31, 2018.

Company Contact: John Zimmer Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com

(See Accompanying Tables)

Exhibit 99.1

CORE MOLDING TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income (Loss) (Unaudited)
(in thousands, expect per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales:
Products	$67,511	$62,305	$214,403	$187,243
Tooling	7,144	2,371	13,765	9,081
Total net sales	74,655	64,676	228,168	196,324

Total cost of sales	68,171	59,813	210,043	175,679

Gross margin	6,484	4,863	18,125	20,645

Selling, general and administrative expense	7,041	6,349	21,431	19,587
Goodwill impairment	4,100	—	4,100	—
Total expenses	11,141	6,349	25,531	19,587

Operating income (loss)	(4,657)	(1,486)	(7,406)	1,058

Other income and expense
Interest expense	1,113	632	2,878	1,705
Net periodic post-retirement benefit cost	(23)	(12)	(71)	(36)
Total other income and expense	1,090	620	2,807	1,669

Loss before taxes	(5,747)	(2,106)	(10,213)	(611)

Income tax expense (benefit)	378	(304)	(452)	228

Net (loss)	$(6,125)	$(1,802)	$(9,761)	$(839)

Net (loss) per common share:
Basic	$(0.78)	$(0.23)	$(1.25)	$(0.11)
Diluted	$(0.78)	$(0.23)	$(1.25)	$(0.11)
Weighted average shares outstanding:
Basic	7,851	7,804	7,806	7,758
Diluted	7,851	7,804	7,806	7,758

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands)

	As of 9/30/2019 (Unaudited)	As of 12/31/2018
Assets:
Cash	$—	$1,891
Accounts Receivable, net	45,846	45,468
Inventories, net	23,413	25,765
Other Current Assets	5,829	7,178
Right of Use Asset	4,823	—
Property, Plant and Equipment, net	80,428	80,657
Goodwill	17,376	21,476
Intangibles, net	13,952	15,413
Other Long-Term Assets	3,371	3,350
Total Assets	$195,038	$201,198

Liabilities and Stockholders' Equity
Current Portion of Long-Term Debt	$38,220	$3,230
Current Portion of Revolving Debt	20,817	—
Accounts Payable	22,481	25,450
Compensation and Related Benefits	6,241	5,154
Accrued Other Liabilities	7,009	6,357
Lease Liability	3,445	—
Long-Term Debt	—	37,784
Revolving Debt	—	17,375
Post Retirement Benefits Liability	6,906	6,919
Stockholders' Equity	89,919	98,929
Total Liabilities and Stockholders' Equity	$195,038	$201,198